UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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    Dean Foods Company

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Dean Foods Company

May 1, 2013

Supplement to Notice of Meeting of Stockholders and

Definitive Proxy Statement Dated April 12, 2013

Composition of the Board

On May 1, 2013, at a meeting of the Board of Directors (the “Board”) of Dean Foods Company (the “Company”), the Board accepted the resignations of Gregg Engles as Chairman of the Board and director, and the resignations of Stephen Green, Joseph Hardin, Jr. and Doreen Wright as directors of the Company, effective as of the conclusion of the May 1, 2013 meeting of the Board at which the Distribution (as defined below) was approved. In addition, on May 1, 2013, in light of the resignations, the Board withdrew the nomination of Mr. Engles for re-election to the Board at the 2013 Annual Meeting of Stockholders of the Company (the “2013 Annual Meeting”), and reduced the size of the Board from 12 members to eight members. Accordingly, Mr. Engles’ service as a director will have ceased prior to the 2013 Annual Meeting, and any votes cast FOR his election to the Board will be disregarded.

Also on May 1, 2013, the Board elected Tom Davis to serve as Chairman of the Board, effective at the conclusion of the May 1, 2013 meeting of the Board at which the Distribution was approved. Mr. Davis will be compensated in accordance with Dean Foods’ compensation program for service as a non-employee Chairman of the Board, pursuant to which he is entitled to receive an annual cash retainer of $165,000, payable quarterly in arrears, in addition to any other amounts Mr. Davis may receive as an independent director or chair of any committee of the Board.

In addition, effective as of the conclusion of the May 1, 2013 meeting of the Board at which the Distribution was approved, the Board recomposed the Committees of the Board as follows:

•	Audit Committee: Wayne Mailloux (Chair), Tom Davis, Hector Nevares and Janet Hill

•	Compensation Committee: Jim Turner (Chair), Tom Davis, Wayne Mailloux and John Muse

•	Nominating/Corporate Governance Committee: Hector Nevares (Chair), Janet Hill, Jim Turner and Robert Wiseman

•	Executive Committee: Gregg Tanner (Chair), Tom Davis, John Muse and Jim Turner

The matters described above, including the resignations of Messrs. Engles, Green and Hardin and Ms. Wright, the election of Mr. Davis as the Chairman of the Board and the recomposition of the Board’s Committees were separately announced by the Company on a Form 8-K filed with the Securities and Exchange Commission on May 1, 2013.

Reverse Stock Split Proposal

On May 1, 2013, the Company announced that the Board has authorized the distribution to Company stockholders of an aggregate of 47,686,000 shares of The WhiteWave Foods Company (“WhiteWave”) Class A common stock and 67,914,000 shares of WhiteWave Class B common stock on May 23, 2013, as a pro rata dividend on shares of Company common stock outstanding at the close of business on the record date of May 17, 2013 (the

“Distribution”). As a result, if, at the 2013 Annual Meeting, Company stockholders vote to approve the proposal to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8 (the “Reverse Stock Split”), then, if the Board determines to effect the Reverse Stock Split, a certificate of amendment with respect to the Reverse Stock Split must be filed with the Secretary of State of the State of Delaware by May 15, 2014.

Also on May 1, 2013, the Board resolved that, provided the stockholders of the Company vote to approve the Reverse Stock Split at the 2013 Annual Meeting and the Reverse Stock Split is effected, the Board intends to submit a proposal, at the Company’s 2014 Annual Meeting of Stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended, to reduce the Company’s authorized shares of common stock by the same ratio determined by the Board, if any, with respect to the Reverse Stock Split.